Exhibit 99.1

Antero Midstream Announces Increased 2016 Guidance

Denver, Colorado, September 6, 2016—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today announced increased 2016 guidance.

Highlights Include:

•                  Increased net income guidance by $35 to $40 million to a range of $205 - $225 million

•                  Increased 2016 adjusted EBITDA guidance by $35 to $40 million to a range of $365 - $385 million

•                  Increased 2016 distributable cash flow guidance by $35 to $40 million to a range of $315 - $335 million

•                  Maintained previous 2016 year-over-year distribution growth guidance of 30% and capital expenditure guidance of $480 million

Increased 2016 Guidance

Antero Midstream is forecasting net income of $205 million to $225 million, a 21% increase from previous guidance. The Partnership is forecasting 2016 adjusted EBITDA of $365 million to $385 million and distributable cash flow of $315 million to $335 million, increases of $35 to $40 million, or 11% and 13%, respectively, compared to the previous 2016 guidance. The increase in guidance is primarily due to an increase in expected fresh water delivery volumes to Antero Resources driven by higher proppant intensity requirements for advanced completions as well as increased gathering and compression throughput. In a separate release, Antero Resources announced an increase in 2016 production guidance from 1.75 Bcfe/d to 1.80 Bcfe/d, which represents 20% year-over-year production growth.  The Partnership expects year over year distribution growth in 2016 of 30% and estimated DCF coverage of 1.55x to 1.65x. In addition, the Partnership is targeting 2017 year-over-year distribution growth of 28% to 30%.

Full Year 2016
	Updated Guidance	Prior Guidance	Increase
Net Income ($MM)	$205 – $225	$165 – $190	$35 – $40
Adjusted EBITDA ($MM)	$365 – $385	$325 – $350	$35 – $40
Distributable Cash Flow ($MM)	$315 – $335	$275 – $300	$35 – $40
Year over Year Distribution Growth	30%	30%	–
2016 DCF Coverage Ratio	1.55x – 1.65x	1.40x – 1.50x	0.15x
Capital Expenditures ($MM)	$480	$480	–

Please see the Non-GAAP disclosures section of this news release.

Commenting on increased guidance, Paul Rady, Chairman of the Board and CEO said, “Antero Midstream continues to benefit from the operational improvements and efficiencies at Antero Resources, which continues to be the most active operator in Appalachia. Focusing on the second half of 2016, we expect Antero Midstream’s water business to benefit from increased water volumes as Antero Resources pilots additional advanced completion techniques utilizing more water and sand per lateral foot in completions compared to the previous forecast.  Additionally, Antero Resources’ increased production guidance for 2016 increases expected throughput at Antero Midstream and builds further momentum heading into 2017.”

In conjunction with Antero Midstream’s guidance update, Antero Resources released a guidance update which can be found at www.anteroresources.com.

Non-GAAP Financial Measures

Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance.  Antero Midstream defines Adjusted EBITDA as net income before equity-based compensation expense, interest expense, depreciation expense, accretion of contingent acquisition consideration, excluding pre-acquisition income and expenses attributable to the parent and equity in earnings of unconsolidated affiliate.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less cash interest paid, income tax withholding payments and cash reserved for payments upon vesting of equity-based compensation awards and ongoing maintenance capital expenditures paid, excluding pre-acquisition amounts attributable to the parent plus cash distribution to be received from unconsolidated affiliate.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net income. The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of net income. Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect net income and Adjusted EBITDA. You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

Antero Midstream does not provide guidance on equity earnings, among other items, that are reconciling items between forecasted Adjusted EBITDA and forecasted net income due to the uncertainty regarding timing and estimates of reconciling items. Antero Midstream provides a range for the forecasts of net income, Adjusted EBITDA, and Distributable Cash Flow to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Adjusted EBITDA and forecasted net income. Therefore, the Partnership cannot reconcile Adjusted EBITDA to forecasted net income without unreasonable effort.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, incident to the gathering and compression and water handling and treatment business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the quarter ended December 31, 2015.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.